Exhibit 99.1

  WESTWOOD HOLDINGS GROUP, INC. REPORTS THIRD QUARTER 2005 RESULTS AND DECLARES
                               QUARTERLY DIVIDEND

    DALLAS, Oct. 25 /PRNewswire-FirstCall/ -- Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2005 third quarter revenues of $5.6 million, net income of $814,000 and earnings per diluted share of $0.15. This compares to revenues of $4.9 million, net income of $685,000 and earnings per diluted share of $0.13 in the third quarter of 2004. For the nine months ended September 30, 2005, Westwood reported revenues of $15.9 million and net income of $2.6 million, or $0.48 per diluted share, compared to revenues of $14.9 million and net income of $2.8 million, or $0.51 per diluted share, for the same 2004 period.

    Revenues for the third quarter 2005 increased 12.6% compared to the third quarter 2004 and increased by 6.5% for the nine months ended September 30, 2005 compared to the prior year period primarily as a result of increased average assets under management. Assets under management were $4.6 billion as of September 30, 2005, an increase of 20.4% compared to $3.8 billion on September 30, 2004. Average assets under management for the third quarter of 2005 were $4.4 billion, an increase of 15.9% compared with the third quarter of 2004. The increase in period ending assets under management was principally attributable to market appreciation of assets under management and asset inflows from new clients, partially offset by the withdrawal of assets by certain clients.

    Total expenses for the third quarter of 2005 were $4.1 million compared to $3.8 million for the third quarter of 2004, an increase of approximately $353,000. The primary driver of the increase was employee compensation and benefits costs, which increased by approximately $392,000 compared to the 2004 third quarter, primarily due to higher restricted stock expense and higher incentive compensation expense. Offsetting this increase to some extent, professional services costs decreased by approximately $61,000 primarily as a result of lower professional fee accruals related to Sarbanes-Oxley compliance, other consulting costs incurred in the prior year quarter and a decrease in legal fees.

    Westwood also announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.09 per share, payable on January 2, 2006 to stockholders of record on December 15, 2005.

    Susan M. Byrne, Westwood's founder and Chief Executive Officer commented, "We are beginning to see the results of three years of hard work and investment by our employees and stockholders. Continuing strong relative and absolute performance by our investment teams has been helpful in the continuing rollout of new products. We are particularly pleased to add a SMidCap mutual fund in the coming months on the heels of the excellent acceptance of our SMidCap institutional product."

    Brian O. Casey, Westwood's President and Chief Operating Officer added, "The third quarter marks another period of sequential asset growth for Westwood. We also recently completed the initial SEC filing for two new mutual funds, the WHG SMidCap Fund and the WHG Income Opportunity Fund, which we expect to launch by the end of this year. We view the mutual fund distribution channel to be important to Westwood's future growth prospects and will offer an institutional shareholder class so that the funds may be appropriately positioned for consideration by institutional investors and 401(k) plans."

    About Westwood
    Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Westwood Trust. Westwood Trust provides, to institutions and high net worth individuals, trust and custodial services and participation in common trust funds that it sponsors. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol "WHG". For more information, please visit the Company's website at http://www.westwoodgroup.com .

    Note on Forward-looking Statements
    Statements that are not purely historical facts, including statements about anticipated or expected future revenue and earnings growth and profitability, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," "designed," "on track," "continue," "comfortable with," "optimistic," "look forward to" and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those contemplated by the forward- looking statements. Such factors include the risks and uncertainties referenced in our documents filed with, or furnished to, the Securities and Exchange Commission, including without limitation those identified under the caption "Forward-Looking Statements and Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on forward- looking statements.

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)
                                   (unaudited)

                                        Three months ended    Nine months ended
                                          September 30,         September 30,
                                       -------------------   -------------------
                                         2005       2004       2005       2004
                                       --------   --------   --------   --------
REVENUES:
  Advisory fees                        $  3,466   $  3,171   $  9,966   $  9,840
  Trust fees                              1,773      1,430      5,144      4,324
  Other revenues                            315        333        779        753
    Total revenues                        5,554      4,934     15,889     14,917

EXPENSES:
  Employee compensation
   and benefits                           3,049      2,657      8,328      7,341
  Sales and marketing                       110        113        337        361
  Information technology                    199        172        576        504
  Professional services                     315        376        908        847
  General and administrative                448        450      1,360      1,270
    Total expenses                        4,121      3,768     11,509     10,323
Income before income taxes                1,433      1,166      4,380      4,594
Provision for income taxes                  619        481      1,754      1,804
Net income                             $    814   $    685   $  2,626   $  2,790

Earnings per share:
  Basic                                $   0.15   $   0.13   $   0.48   $   0.52
  Diluted                              $   0.15   $   0.13   $   0.48   $   0.51

                 WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 As of September 30, 2005 and December 31, 2004
               (in thousands, except par values and share amounts)
                                   (unaudited)

                                                          September 30,   December 31,
                                                              2005            2004
                                                          -------------   ------------
                        ASSETS
Current Assets:
  Cash and cash equivalents                               $       5,904   $        720
  Accounts receivable                                             2,252          1,832
  Investments, at market value                                   16,089         18,632
  Other current assets                                              408            414
      Total current assets                                       24,653         21,598
  Goodwill                                                        2,302          2,302
  Deferred income taxes                                             570            517
  Property and equipment, net of
   accumulated depreciation of
   $454 and $250                                                  1,635          1,860
      Total assets                                        $      29,160   $     26,277

         LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued
   liabilities                                            $         721   $        629
  Dividends payable                                               5,028            460
  Compensation and benefits payable                               1,984          2,703
  Income taxes payable                                              185            ---
  Other current liabilities                                           7             17
      Total current liabilities                                   7,925          3,809
Deferred rent                                                       839            805
      Total liabilities                                           8,764          4,614
Stockholders' Equity:
  Common stock, $0.01 par value,
   authorized 10,000,000 shares, issued and
   outstanding 5,985,897 shares at September 30, 2005;
     issued and outstanding 5,754,147 shares at
      December 31, 2004                                              60             58
  Additional paid-in capital                                     21,425         16,962
  Unamortized stock compensation                                 (7,230)        (4,821)
  Retained earnings                                               6,141          9,464
      Total stockholders' equity                                 20,396         21,663
Total liabilities and stockholders'
 equity                                                   $      29,160   $     26,277

CONTACT:
Investor Relations
214-756-6900